UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

BRIXMOR PROPERTY GROUP INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

11120U 10 5

(CUSIP Number)

December 31, 2016

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 11120U 10 5	Page 2 of 67 Pages

1.	Name of reporting persons: BRE Retail Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 3 of 67 Pages

1.	Name of reporting persons: BRX Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 4 of 67 Pages

1.	Name of reporting persons: BRX Holdco II LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 5 of 67 Pages

1.	Name of reporting persons: BRX BREP VI.TE.1 Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 6 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.1 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 7 of 67 Pages

1.	Name of reporting persons: BRX BREP VI.TE.2 Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 8 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.2 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 9 of 67 Pages

1.	Name of reporting persons: BRX BRPTP II Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 10 of 67 Pages

1.	Name of reporting persons: Blackstone Retail Transaction II Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 11 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 12 of 67 Pages

1.	Name of reporting persons: BREA VI L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 13 of 67 Pages

1.	Name of reporting persons: BRX BREH VI Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 14 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 15 of 67 Pages

1.	Name of reporting persons: BRX BREH VI-ESC Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 16 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VI-ESC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 17 of 67 Pages

1.	Name of reporting persons: BREP VI Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 18 of 67 Pages

1.	Name of reporting persons: BRE Southeast Retail Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 19 of 67 Pages

1.	Name of reporting persons: BRE Throne JV Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 20 of 67 Pages

1.	Name of reporting persons: BRE Throne Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 21 of 67 Pages

1.	Name of reporting persons: BRE Throne Parent Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 22 of 67 Pages

1.	Name of reporting persons: BRE Throne Holdings Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 23 of 67 Pages

1.	Name of reporting persons: BRE Throne NR Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 24 of 67 Pages

1.	Name of reporting persons: BRX Throne REIT Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 25 of 67 Pages

1.	Name of reporting persons: BRE Throne REIT Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 26 of 67 Pages

1.	Name of reporting persons: BRE Throne REIT Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 27 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 28 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F (AV) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 29 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 30 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.1 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 31 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.2 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 32 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.3 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 33 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.4 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 34 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.5 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 35 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.6 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 36 of 67 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 37 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 38 of 67 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII-ESC Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 39 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII-ESC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 40 of 67 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 41 of 67 Pages

1.	Name of reporting persons: BREA VII L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 42 of 67 Pages

1.	Name of reporting persons: BREP VII Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 43 of 67 Pages

1.	Name of reporting persons: Blackstone Family Real Estate Partnership VII-SMD L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 44 of 67 Pages

1.	Name of reporting persons: Blackstone Family GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 45 of 67 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 46 of 67 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 47 of 67 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 48 of 67 Pages

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 11120U 10 5	Page 49 of 67 Pages

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 11120U 10 5	Page 50 of 67 Pages

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 131,020
	6.	Shared voting power: 0
	7.	Sole dispositive power: 131,020
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 131,020
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): IN

CUSIP No. 11120U 10 5

Item 1.(a).	Name of Issuer.

Brixmor Property Group Inc. (the “Company”)

(b). Address of Issuer’s Principal Executive Offices:

420 Lexington Avenue, New York, New York 10170

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BRE Retail Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	BRX Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	BRX Holdco II LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	BRX BREP VI.TE.1 Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Real Estate Partners VI.TE.1 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	BRX BREP VI.TE.2 Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Real Estate Partners VI.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BRX BRPTP II Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Retail Transaction II Holdco L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Real Estate Associates VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	BREA VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	BRX BREH VI Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Real Estate Holdings VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	BRX BREH VI-ESC Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Blackstone Real Estate Holdings VI-ESC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	BREP VI Side-By-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	BRE Southeast Retail Holdings LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	BRE Throne JV Member LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	BRE Throne Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	BRE Throne Parent Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	BRE Throne Holdings Member LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	BRE Throne NR Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	BRX Throne REIT Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	BRE Throne REIT Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	BRE Throne REIT Parent LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	Blackstone Real Estate Partners VII.F L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Blackstone Real Estate Partners VII.F (AV) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	Blackstone Real Estate Partners VII L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	Blackstone Real Estate Partners VII.TE.1 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	Blackstone Real Estate Partners VII.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxi)	Blackstone Real Estate Partners VII.TE.3 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxii)	Blackstone Real Estate Partners VII.TE.4 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiii)	Blackstone Real Estate Partners VII.TE.5 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiv)	Blackstone Real Estate Partners VII.TE.6 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxv)	BRX Throne REIT BREH VII Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvi)	Blackstone Real Estate Holdings VII L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvii)	BRX Throne REIT BREH VII-ESC Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxviii)	Blackstone Real Estate Holdings VII-ESC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxix)	Blackstone Real Estate Associates VII L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xl)	BREA VII L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xli)	BREP VII Side-By-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlii)	Blackstone Family Real Estate Partnership VII-SMD L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xliii)	Blackstone Family GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xliv)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xlv)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlvi)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlvii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlviii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlix)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

11120U 10 5

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Stephen A. Schwarzman directly holds 122,787 shares of Common Stock. Additionally, Mr. Schwarzman may be deemed to beneficially own 8,233 shares of Common Stock held directly by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power. Except as set forth herein, none of the Reporting Persons beneficially own any shares of Common Stock.

(b) Percent of Class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2017

BRE RETAIL HOLDCO L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX HOLDCO LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX HOLDCO II LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX BREP VI.TE.1 HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BRX BREP VI.TE.2 HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX BRPTP II HOLDCO LLC
By: Blackstone Retail Transaction II Holdco L.P., its sole member
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE RETAIL TRANSACTION II HOLDCO L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.
By: BREA VI L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BREA VI L.L.C.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX BREH VI HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.
By: BREP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX BREH VI-ESC HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI-ESC L.P.
By: BREP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE SOUTHEAST RETAIL HOLDINGS LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE JV MEMBER LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE PARENT LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE PARENT HOLDCO LLC
By: BRE Throne Holdings Member LLC, its sole member

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE HOLDINGS MEMBER LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE NR PARENT LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BRX THRONE REIT HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE REIT HOLDCO LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRE THRONE REIT PARENT LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.F L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.F (AV) L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BLACKSTONE REAL ESTATE PARTNERS VII L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.1 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.2 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.3 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.4 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BLACKSTONE REAL ESTATE PARTNERS VII.TE.5 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.6 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VII L.P.
By: BREA VII L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BREA VII L.L.C.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX THRONE REIT BREH VII HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

[Brixmor Property Group Inc. - Schedule 13G/A]

BLACKSTONE REAL ESTATE HOLDINGS VII L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BRX THRONE REIT BREH VII-ESC HOLDCO A LLC

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII –ESC L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BREP VII SIDE-BY-SIDE GP L.L.C.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VII-SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Brixmor Property Group Inc. - Schedule 13G/A]

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Brixmor Property Group Inc. - Schedule 13G/A]